EXHIBIT NO. 10.1 - FORM OF EMPLOYMENT AGREEMENT, AS AMENDED,
BETWEEN FIDELITY FEDERAL SAVINGS BANK AND RAYMOND S. STOLARCZYK
AND THOMAS E. BENTEL

The attached Employment Agreement dated December 3, 1993, as amended, between Fidelity Bancorp, Inc. and Raymond Stolarczyk and is substantially identical in all material respects (except as otherwise noted below) with the other contracts listed below which are not being filed. By action of the Board of Directors of Fidelity Federal Savings Bank, the term of each of these agreements has been extended to April 1, 2005.

Parties to Employment Agreement:
--------------------------------

Fidelity Federal Savings Bank and Thomas E. Bentel

(1) Section 3(a) of the Employment Agreements provide for minimum annual salaries of $190,000 for Mr. Bentel.

FIDELITY FEDERAL SAVINGS BANK
EMPLOYMENT AGREEMENT, AS AMENDED

This AGREEMENT is made effective as of April 1, 2002 by and between the Fidelity Federal Savings Bank (the "Bank"), a federally chartered savings institution, with its office at 5455 West Belmont Avenue, Chicago, Illinois 60641, and Raymond S. Stolarczyk (the "Executive"). The Bank is a wholly owned subsidiary of Fidelity Bancorp, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware.

WHEREAS, the Bank and Executive have previously entered into that certain Employment Agreement dated December 15, 1993; and

WHEREAS, the Bank and the Executive desire to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES
During the period of his employment hereunder, Executive agrees to serve as Chairman of the Board/Chief Executive Officer of the Bank. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank. Failure to reelect Executive as Chairman of the Board/Chief Executive Officer without the consent of the Executive shall constitute a breach of this Agreement.

2. TERMS AND DUTIES

(a) The term of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Board of Directors of the Bank (the "Board") may extend the Agreement for an additional year; provided, however, that upon a Change in Control the term shall be automatically renewed for a period of thirty-six (36) full calendar months. The Board will review the Agreement and the Executive's performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which in such Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement.

3. COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 1 and 2. The Bank shall pay Executive as compensation a salary of $240,000 per year ("Base Salary"). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b) The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c)   In addition to the Base Salary provided for by paragraph
(a) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4. PAYMENTS TO EXECUTIVE UPON PREMATURE TERMINATION

(a) If Executive's employment is "Prematurely Terminated" as defined below during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, the Executive will be deemed to be Prematurely Terminated in the event of his termination of employment either (i) by the Bank or the Company for any reason, including in connection with or following a Change in Control, prior to the expiration of the term of this Agreement, and other than for Cause, as defined in Section 7 hereof, or (ii) by the Executive for any reason following a Change in Control or by Executive upon any (A) failure to elect or reelect or to appoint or reappoint Executive as Chairman of the Board/Chief Executive Officer unless consented to by the Executive, (B) unless consented to by the Executive, a material change in Executive's function, duties, or responsibilities which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1 and 2, above, (and any such material change shall be deemed a continuing breach of this Agreement),
(C) a relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a reduction in the Base Salary, benefits and prerequisites to the Executive from those being provided as of the effective date of this Agreement, provided, however, that the Bank may reduce benefits and perquisites generally provided on a nondiscriminatory basis to all employees without incurring the payments pursuant to the provisions of this Section, (D) liquidation or dissolution of the Bank or Company, or (E) breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not fewer than sixty (60) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect.

(b) If the Executive is Prematurely Terminated, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of: (i) the average of the three preceding years' Base Salary, calculated for the three year period immediately preceding the date such amount is to be determined; plus (ii) the highest bonus paid to the Executive during the three preceding years, calculated for the three year period immediately preceding the date such amount is to be determined; plus (iii) the sum of the Bank's contributions to the Bank's Employee Stock Ownership Plan and the Bank's 401(k) Plan (and not the Executive's contributions to the 401(k) Plan) made on behalf of the Executive for the three year period immediately preceding the date such amount is to be determined, divided by three (3); provided, however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.

(c) In addition to the amount determined under subsection (b) the Bank shall cause to be continued the Executive's life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for the Executive prior to Executive's termination. Such coverage shall cease upon the expiration of the earlier of: (i) thirty-six (36) months; or
(ii) Executive's employment by another employer and coverage under plans that provides Executive with substantially identical coverage.

(d) For purposes of this Agreement, a "Change in Control" of the Bank or Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof, (provided that in applying the definition of change in control or presumptive change in control or acting in concert or presumptive acting in concert as set forth under the Rules and Regulations of the OTS, ownership by a person or group, including a presumptive group, of at least 15% of the voting stock of the Bank or the Company shall be required, and provided further that ownership of stock by a tax qualified employee benefit plan of the Bank or the Company shall not be subject to presumptions of control or acting in concert; or (iii) without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank's or the Company's outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by the Bank's employee stock ownership plan and trust; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the surviving entity.

(e) The amount payable under subsection (b) hereof shall be paid to the Executive, or in the event of Executive's subsequent death, his beneficiary or beneficiaries, or his estate as the case may be. Payment shall be made in one lump sum within ten
(10) business days of the Executive's Date of Termination, provided, however, that the Executive may elect, prior to termination of employment and the right to receive any amounts hereunder, to have the amount payable in equal monthly installments over thirty-six (36) months.

(f) Notwithstanding the preceding paragraphs of this Section 4 and except as provided in this subsection (f), in the event that it shall be determined that any payment, benefit or other entitlement under this Agreement and any other plan or arrangement of the Bank or the Company (the "Total Payments") would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and thereby be subject to the excise tax imposed by
Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (collectively the "Excise Tax"), then, except in the case of a de Minimus Excess Amount (as defined below), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state and local income, payroll and excise taxes and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment). If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Company shall pay to the Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Bank shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of the Gross-Up Payment paid under this subparagraph shall be conclusively made by the Company's independent accountants, in consultation, if necessary, with the Company's independent legal counsel. If, after the Executive receives any Gross-Up Payment or other amount pursuant to this subparagraph, the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Company the amount of such refund within ten (10) days of receipt by the Executive. Notwithstanding the foregoing, in the event that the amount by with the present value of the Total Payments which would constitute an Excess Parachute Payment is less than 3% of the Total Payments, then such Excess Parachute Payment shall be deemed to be a "de Minimus Excess Amount" and the Executive shall not be entitled to a Gross-Up Payment. In such a case, the Total Payments will be reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with Code Section 280G; provided that such reduction shall not be made unless the Non-Triggering Amount would be greater than the aggregate value of the Total Payments (without such reduction) minus the amount of Excise Tax required to be paid by Executive thereon. The allocation of the reduction required by the preceding sentence shall be determined by the Executive.

5. TERMINATION FOR DISABILITY

(a) If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Bank or the Company may terminate Executive's employment for "Disability."

(b) The Bank will pay Executive, as disability pay, a bi-weekly payment equal to three-quarters (3/4) of Executive's bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier or (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive attaining age of 65; (iv) Executive's death; or (v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank providing disability benefits to the Executive.

(c) The Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the age of 65; (iv) Executive's death; or
(v) the expiration of the term of this Agreement.

(d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

6. TERMINATION UPON RETIREMENT
Termination by the Bank of the Executive based on "Retirement" shall mean retirement at age 65 or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company or the Bank and other plans to which Executive is a party.

7. TERMINATION FOR CAUSE
The term "Cause" shall mean termination of the Executive's employment because of the Executive's (i) personal dishonesty which results in loss to the Company or the Bank; (ii) breach of fiduciary duty involving personal profit; (iii) intentional failure to perform stated duties; (iv) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order which results in substantial loss to the Company or the Bank; or (v) material breach of any material provision of this Agreement. For purposes of this subsection, no act, or failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates. Executive shall be entitled to thirty (30) days' prior written notice (the "Notice of Termination") of the Bank's intention to terminate Executive's employment for Cause, and such Notice of Termination shall specify the grounds for such termination, afford the Executive a reasonable opportunity to cure any conduct or act (if curable) alleged as grounds for such termination; provide the Executive with a reasonable opportunity to present to the Board of Directors of the Bank, together with counsel, the Executive's position regarding any dispute relating to the existence of such Cause. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote or not less than three-fourths of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options or limited rights granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company or any subsidiary thereof, shall become null and void effective upon Executive's Date of Termination for Cause.

8. NOTICE

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9. POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10. NON-COMPETITION

(a) Upon any termination of Executive's employment hereunder, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as otherwise agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of the termination of his employment for Cause Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of the remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. In the event of a breach or a threatened breach by the Executive of the provision of this Section 10, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11. SOURCE OF PAYMENTS
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank for any reason including the Bank being prohibited from making such payments, such amounts and benefits shall be paid or provided by the Company.

12. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS
This Agreement contains the entire understanding between the parties hereto and supercedes any prior employment agreement between Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13. NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and its and their respective successors and assigns.

14. MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15. REQUIRED REGULATORY PROVISIONS

(a) The Bank may terminate the Executive's employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U.S.C. section

1818(e)(3) or (g)(1)), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U.S.C. section 1818(e)(4) or (g)(1)) all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)   If the Bank is in default (as defined in Section 3(x)(1)
(12 U.S.C. section 1813(x)(1)) of the Federal Deposit Insurance
Act) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. section 1823(c)) of the Federal Deposit Insurance Act; or (ii) by the OTS at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 R.Y.C. seciton 1828(k) and FDIC Regulation 12
CAR Part 359, Golden Parachute and Indemnification Payments.

16. SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17. HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18. GOVERNING LAW
This Agreement shall be governed by the laws of the State of Illinois, but only to the extent not superceded by Federal law.

19. ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of this right to be paid until the Date of Termination during the pendency of any disputes or controversy arising under or in connection with this Agreement. In the event any dispute or controversy arising under or in connection with the Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

20. PAYMENT OF LEGAL FEES
All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

21. INDEMNIFICATION
The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Federal law against all expenses and liability reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

22. SUCCESSOR TO THE BANK OR THE COMPANY
The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's and the Company's obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the 1st day of April, 2002.











ATTEST:                          FIDELITY FEDERAL SAVINGS BANK
/s/Lindalee Hansen               By: /s/ Thomas E. Bentel
-------------------              -----------------------------
                                 NAME: Thomas E. Bentel
                                 TITLE: President

ATTEST:                          FIDELITY BANCORP, INC.
/s/Lindalee Hansen               By: /s/ Thomas E. Bentel
----------------------           -----------------------------
                                 NAME: Thomas E. Bentel
                                 TITLE: President


ATTEST:                          /s/ Raymond S. Stolarczyk
/s/Lindalee Hansen               RAYMOND S. STOLARCZYK